Exhibit 3.1

JBG SMITH PROPERTIES

ARTICLES OF AMENDMENT

JBG SMITH Properties, a Maryland real estate investment trust (the “Trust”) under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The last paragraph of Section 5.2 of Article V of the Articles of Amendment and Restatement of the Declaration of Trust of the Trust (the “Declaration of Trust”) is hereby amended by deleting it and replacing it in its entirety with the following:

***

“Except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares and subject to Section 5.3 hereof, any and all vacancies on the Board of Trustees may be filled by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is elected and qualifies.

Notwithstanding any other provision of this Declaration of Trust or any contrary provision of law, Section 3-804(c) of the Maryland General Corporation Law (the “MGCL”), as amended from time to time, or any successor statute thereto, shall not apply to the Trust.”

***

SECOND: The amendment to the Declaration of Trust as set forth above has been duly approved and advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.

THIRD: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Trust and as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, JBG SMITH Properties has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this 3rd day of May, 2018.

JBG SMITH PROPERTIES

		By:	/s/ W. Matthew Kelly
W. Matthew Kelly
Chief Executive Officer

Attest:	/s/ Steven A. Museles
Steven A. Museles
Chief Legal Officer and Corporate Secretary

Return Address:

JBG SMITH Properties

4445 Willard Avenue,

Suite 400,

Chevy Chase, MD 20815